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                                                                      EXHIBIT 12



                               DELPHI CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                    YEAR ENDED DECEMBER 31,
                                                               ------------------------------------------------------------
                                                                 2002        2001         2000         1999        1998
                                                                 ----        ----         ----         ----        ----
                                                                                 (DOLLARS IN MILLIONS)
Income (loss) before taxes..................................    $   531     $  (528)     $ 1,667      $ 1,721     $  (266)
Earnings of non-consolidated affiliates.....................        (64)        (54)         (87)         (44)        (55)
Cash dividends received from non-consolidated affiliates....         28          21           13           21           1
Portion of rentals deemed to be interest....................         57          54           47           44          37
Interest and related charges on debt........................        191         222          183          132         277
                                                                -------     -------      -------      -------     -------
       Earnings available for fixed charges.................    $   743     $  (285)     $ 1,823      $ 1,874     $    (6)
                                                                =======     =======      =======      =======     ========

Fixed charges:
  Portion of rentals deemed to be interest..................    $    57     $    54      $    47      $    44     $    37
  Interest and related charges on debt......................        191         222          183          132         277
                                                                -------     -------      -------      -------     -------
       Total fixed charges..................................    $   248     $   276      $   230      $   176     $   314
                                                                =======     =======      =======      =======     =======

    Ratio of earnings to fixed charges......................        3.0       N/A            7.9         10.6      N/A
                                                                 ======                   ======       ======


     Fixed charges exceeded earnings by $561 million and $320 million for the years ended December 31, 2001 and 1998, respectively, resulting in a ratio of less than one.